Exhibit 99.1

Ariix, LLC

Consolidated Financial Statements as of and for the

Fiscal Years Ended January 3, 2020 and December 28, 2018, and

Independent Auditors’ Report

Ariix, LLC

INDEPENDENT AUDITORS’ REPORT

ARIIX LLC

563 West 500 South, Suite 300

Bountiful, Utah 84010

We have audited the accompanying financial statements of ARIIX LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of January 3, 2020 and December 28, 2018, and the related consolidated statements of operations and comprehensive Income, members’ equity, and cash flows for the fiscal years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ARIIX LLC and its subsidiaries as of January 3, 2020 and December 28, 2018, and the results of their operations and their cash flows for the fiscal years then ended in accordance with accounting principles generally accepted in the United States of America.

January 13, 2021

1

Ariix, LLC

Consolidated Balance Sheets

(In thousands)

	January 3,	December 28,
	2020	2018

ASSETS
Current assets:
Cash and cash equivalents	$11,110	$12,112
Accounts receivable	2,872	3,242
Inventories	15,477	16,503
Prepaid expenses and other	5,257	7,108

Total current assets	34,716	38,965

Long-term assets:
Goodwill	9,332	3,968
Identifiable intangible assets, net	6,944	2,559
Property and equipment, net	974	848
Restricted cash	2,927	2,946
Deposits and other	1,249	1,080

Total assets	$56,142	$50,366

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$4,719	$4,330
Accrued liabilities	28,091	29,156
Deferred revenue	3,840	5,356
Current portion of business combination liabilities	1,610	3,944
Current portion of notes payable to members	1,000	1,000

Total current liabilities	39,260	43,786

Long-term liabilities:
Business combination liabilities, net of current portion	5,916	87
Long-term portion of notes payable to members	-	1,000

Total liabilities	45,176	44,873

Commitments and contingencies (Note 8)

Members’ equity
Members’ capital	11,366	6,097
Accumulated other comprehensive loss	(400)	(604)

Total members’ equity	10,966	5,493

Total liabilities and members’ equity	$56,142	$50,366

The accompanying notes are an integral part of these consolidated financial statements.

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Ariix, LLC

Consolidated Statements of Operations and Comprehensive Income

For Fiscal Years 2019 and 2018

(In thousands)

	2019	2018

Net revenue	$222,937	$217,349
Cost of goods sold	51,528	51,070

Gross profit	171,409	166,279

Operating expenses:
Commissions expense	102,762	107,816
Selling, general and administrative expenses	52,594	44,356
Depreciation and amortization expense	1,068	876

Total operating expenses	156,424	153,048

Income from operations	14,985	13,231

Non-operating income (expenses):
Interest expense	(464)	(754)
Interest and other income (expense), net	(83)	(743)

Income before income taxes	14,438	11,734
Income tax expense	(1,614)	(686)

Net income	12,824	11,048
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	204	(186)

Comprehensive income	$13,028	$10,862

The accompanying notes are an integral part of these consolidated financial statements.

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Ariix, LLC

Consolidated Statements of Members’ Equity

For Fiscal Years 2019 and 2018

(In thousands)

		Accumulated
	Members’	Other
	Capital	Comprehensive
	Accounts	Loss	Total

Balances, December 29, 2017	$7,333	$(418)	$6,915
Distributions to members	(12,284)	-	(12,284)
Foreign currency translation adjustments, net of tax	-	(186)	(186)
Net income	11,048	-	11,048

Balances, December 28, 2018	6,097	(604)	5,493
Distributions to members	(7,555)	-	(7,555)
Foreign currency translation adjustments, net of tax	-	204	204
Net income	12,824	-	12,824

Balances, January 3, 2020	$11,366	$(400)	$10,966

The accompanying notes are an integral part of these consolidated financial statements.

4

Ariix, LLC

Consolidated Statements of Cash Flows

For Fiscal Years 2019 and 2018

(In thousands)

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,824	$11,048
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,068	876
Accretion of discount on business combination liabilities	328	-
Deferred income tax expense (benefit)	(15)	83
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	350	(1,823)
Inventories	2,132	(183)
Prepaid expenses and other	1,684	(2,573)
Accounts payable	391	2,183
Deferred revenue	(1,532)	3,354
Other accrued liabilities	(1,053)	14,587

Net cash provided by operating activities	16,177	27,552

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(502)	(548)
Cash paid for business combinations	(3,800)	(1,800)

Net cash used in investing activities	(4,302)	(2,348)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to members	(7,555)	(12,284)
Cash payments for business combination obligations	(4,565)	(1,282)
Principal payments to members on borrowings	(1,000)	(5,000)

Net cash used in financing activities	(13,120)	(18,566)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	224	(292)

Net increase (decrease) in cash, cash equivalents and restricted cash	(1,021)	6,346
Cash, cash equivalents and restricted cash at beginning of fiscal year	15,058	8,712

Cash, cash equivalents and restricted cash at end of fiscal year	$14,037	$15,058

SUMMARY OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents at end of fiscal year	$11,110	$12,112
Restricted cash at end of fiscal year	2,927	2,946

Total	$14,037	$15,058

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$135	$754
Cash paid for income taxes	$315	$369

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:
Liabilities incurred in business combinations:
Zennoa Fixed Payments	$1,450	$-
Deferred consideration, net of discount	6,282	5,313

The accompanying notes are an integral part of these consolidated financial statements.

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Ariix, LLC

Notes to Consolidated Financial Statements

NOTE 1 —BASIS OF PRESENTATION AND SIGNFICANT ACCOUNTING POLICIES

Overview

Ariix, LLC (“Ariix”) is a Utah limited liability company that was formed on January 4, 2011 for a term of existence of 99 years. Ariix is an international direct selling company based in the state of Utah. Ariix provides unique high-quality products meeting consumer demands in the health and wellness industry for complete and balanced nutrition, weight loss management, water and air filtration, personal care products, essential oils, and anti-aging skincare. Ariix and its subsidiaries (the “Company”) distribute their products under the Nutrifii, Slenderiiz, Jouve, Puritii, Priime, Reviive, Nucerity, LIMU and Zennoa brands. All of these brands are sold exclusively through the Company’s network of distributors or independent product consultants (“IPCs”) and its owners (referred to as “Members”). For the fiscal year ended January 3, 2020, the Company’s foreign markets included China, Special Administrative Regions of Hong Kong and Taiwan, Thailand, Japan, Canada, Europe, Australia, South Korea, Mexico, Russia and Kazakhstan.

Legal Structure, Consolidation and Regulation

The Company’s wholly-owned subsidiaries are Ariix Korea LTD., Ariix Europe B.V., Ariix Thailand, Ariix Japan LTD., Ariix Hong Kong LTD., Celebrus Hong Kong LTD., Ariix Taiwan LTD., Ariix Mexico Operations S. de R.L., Ariix Australia PTY LTD., Ariix Canada Operations LLC, Ariix Italy S.R.L., Ariix UK LTD., Ariix Mexico Services S. de R. L. and Ariix Holdings LLC. The accompanying consolidated financial statements, which include the accounts of the Company and its wholly-owned subsidiaries, are prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”). All intercompany transactions and accounts have been eliminated in consolidation.

The Company and its subsidiaries are subject to regulation by a number of governmental agencies, including the U.S. Food and Drug Administration; Federal Trade Commission; Consumer Product Safety Commission; federal, state, and local taxing agencies; and others. In addition, the Company and its subsidiaries are subject to regulation by a number of foreign government agencies.

Fiscal Year

The Company’s fiscal years end on the Friday closest to the last day of each calendar year. Accordingly, the 2018 fiscal year is comprised of the 52-week period from December 29, 2017 to December 28, 2018 (referred to herein as “Fiscal Year 2018”). The 2019 fiscal year is comprised of the 53-week period from December 28, 2018 to January 3, 2020 (referred to herein as “Fiscal Year 2019”).

Comprehensive Income

Comprehensive income represents net income plus other comprehensive income (loss). Other comprehensive income (loss) consists of foreign currency translation adjustments, net of related taxes, that under U.S. GAAP are reported as separate components of Members’ equity instead of net income.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, impairment of goodwill and long-lived assets; valuation assumptions for assets acquired in business combinations and the related contingent consideration; estimated useful lives for identifiable intangible assets and property and equipment; allowances for sales returns, chargebacks and inventory obsolescence; deferred income taxes and the related valuation allowances; accruals for Ariix Opportunity Rewards; and the evaluation and measurement of contingencies. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operation will be affected.

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Ariix, LLC

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less that are freely available for the Company’s immediate and general business use are classified as cash and cash equivalents. Cash consists of cash on hand and demand deposits with financial institutions. Cash equivalents consist of money market accounts.

Restricted Cash

Restricted cash primarily represents a cash deposit held in a bank for a foreign governmental agency. This restricted cash is required in connection with the Company’s application to obtain a direct selling license to do business in China. This deposit is classified as a long-term asset in the accompanying consolidated balance sheets.

Allowance for Doubtful Accounts

Substantially all accounts receivable consists of amounts due from credit card processors that are typically collected within one week of the related sales transaction. The Company records a provision for doubtful accounts based on historical experience and a detailed assessment of the collectability of its accounts receivable. In estimating the allowance for doubtful accounts, the Company considers, among other factors, the aging of the accounts receivable, its historical write-offs, the credit worthiness of the counterparty, and general economic conditions. Account balances are charged off against the allowance when the Company believes that it is probable that the receivable will not be recovered. For the Fiscal Year 2019 and Fiscal Year 2018, the Company did not incur any bad debt expense and there was no allowance for doubtful accounts at the end of those fiscal years.

Inventories

Inventories consist primarily of finished goods purchased for resale and are stated at the lower of cost or net realizable value. Cost is determined using a standard costing system which approximates the first-in, first-out method. Net realizable value is determined using various assumptions with regard to excess or slow-moving inventories, non-conforming inventories, expiration dates, current and future product demand, production planning, and market conditions. A change in any of these variables could result in an adjustment to inventory.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Years

Computer equipment	5
Leasehold improvements	1-5
Office furniture and equipment	5-7

Leasehold improvements are depreciated over the remaining lease term or the estimated useful life of the asset, whichever is shorter. Maintenance and repairs are expensed as incurred. Depreciation commences when assets are initially placed into service for their intended use.

Identifiable Intangible Assets

In connection with the Company’s business combinations, identifiable intangible assets were acquired that were recorded at estimated fair value on the date of acquisition. These assets are being amortized using the straight-line method over the estimated useful lives as follows:

Description	Years

Sales and distribution networks	10
Internal use software	3
Brand and trade names	15

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Ariix, LLC

Notes to Consolidated Financial Statements

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but tested for impairment annually as of the last day of each fiscal year, or more frequently when events or circumstances indicate that the carrying value of a reporting unit more likely than not exceeds its fair value. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered more likely than not that the fair value of the reporting unit is greater than the carrying amount, further testing of goodwill for impairment is not required. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company did not recognize any impairment of goodwill for Fiscal Year 2019 or Fiscal Year 2018.

Impairment of Long-lived Assets

Long-lived assets consist of identifiable intangible assets and property and equipment, which are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment exists for long-lived assets if the carrying amounts of such assets exceed the estimates of future net undiscounted cash flows expected to be generated by such assets. An impairment charge is recognized for the amount by which the carrying amount of the asset, or asset group, exceeds its fair value. The Company did not recognize any impairment of long-lived assets for Fiscal Year 2019 or Fiscal Year 2018.

Revenue Recognition

Product sales are recognized when the Company satisfies its performance obligations and transfers control of the promised products to its customers, which generally occurs over a very short period of time. Performance obligations are typically satisfied by shipping products to customers, which is also the point when control transfers to customers. Revenue is measured as the amount of consideration expected to be received in exchange for transferring the related products.

Revenue consists of the gross sales price, less estimated returns and allowances for which provisions are made at the time of sale, and less certain other discounts and allowances that are accounted for as a reduction from gross revenue. At the end of each reporting period, the Company reviews historical patterns for customer returns. Accordingly, a liability is recognized for expected future refunds related to products sold through the end of the reporting period. Shipping and handling charges that are billed to customers are included as a component of revenue. Costs incurred by the Company for shipping and handling charges are included in cost of goods sold. The Company accounts for retail incentives made to its IPCs, and similar discounts and incentives, as a reduction of revenue in the accompanying consolidated statements of operations.

Payments received for undelivered or back-ordered products are recorded as deferred revenue. The Company’s policy is to defer revenue related to IPC convention fees, payments received on products ordered in the current period but not delivered until the subsequent period, initial IPC fees, IPC renewal fees and internet subscription fees until the products or services have been provided. All amounts shown as deferred revenue at the end of Fiscal Year 2019 and Fiscal Year 2018 were recognized as revenue in the following year.

The Company’s return policy permits an IPC, sales representative or Member to return up to $250 of products in unused condition within a rolling six-month period. Refunds for product returns are reduced by any commissions and bonuses related to the original sale. An IPC or sales force representative who returns products in excess of $250 within a rolling six-month period results in termination of the IPC or sales representative unless otherwise agreed by the Company. Sales returns have historically been less than 1.0% of annual sales.

Commissions and IPC Incentives

Commissions are based on the sales volumes of its IPCs, Members, and certain other representatives of the independent sales force. The Company generally pays commissions to IPCs on a weekly basis. In addition to commissions, the Company offers additional incentives referred to as Ariix Opportunity Rewards (“AOR”). The AOR incentives include paid attendance at the Company’s conventions, meetings, and retreats and certain other awards that may be chosen by the IPCs. The Company accrues expenses for AOR awards over qualification periods as they are earned, and the related expenses are included in commissions in the accompanying consolidated statements of operations. Accruals for AOR awards are based on historical and current sales trends as well as contractual obligations. Actual results could result in liabilities being more or less than the amounts recorded.

8

Ariix, LLC

Notes to Consolidated Financial Statements

Selling, General and Administrative Expenses

Selling, general and administrative expenses include wages and benefits, rents and utilities, event costs, advertising, marketing and professional fees. Advertising, promotional and selling expenses consist of media advertising costs, sales and marketing expenses, and promotional activity expenses and are recognized in the period incurred.

Operating Leases

The Company accounts for operating leases in accordance with ASC 840. Accordingly, for operating leases that specify scheduled rent increases over the lease term that are not dependent on future events, rent expense is recognized on a straight-line basis over the entire lease term.

Loss and Gain Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. An estimated loss contingency is accrued when it is probable that an asset has been impaired, or a liability has been incurred, and the amount of loss can be reasonably estimated. If some amount within a range of loss appears to be a better estimate than any other amount within the range, the Company accrues that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, the Company accrues the lowest amount in the range. If the Company determines that a loss is reasonably possible and the range of the loss is estimable, then the Company discloses the range of the possible loss. If the Company cannot estimate the range of loss, it will disclose the reason why it cannot estimate the range of loss. The Company regularly evaluates currently available information to determine whether an accrual is required, an accrual should be adjusted and if a range of possible loss should be disclosed. Legal fees related to contingencies are charged to general and administrative expense as incurred. Contingencies that may result in gains are not recognized until realization is assured, which typically requires collection in cash.

Foreign Currency Translation

The Company’s reporting currency is the U.S. Dollar, while the functional currencies of its foreign subsidiaries are their respective local currencies. A majority of the Company’s business operations occur outside the United States. The local currency of each of the Ariix’s international subsidiaries and branches is used as its functional currency. All assets and liabilities are translated into U.S. Dollars at exchange rates existing at the consolidated balance sheet date, and net revenue and expenses are translated at monthly average exchange rates. The resulting net foreign currency translation adjustments are recorded in accumulated other comprehensive income as a separate component of Members’ equity in the consolidated balance sheets. Gains and losses from foreign currency transactions and remeasurement gains (losses) on short-term intercompany borrowings, are recorded in other income and expense in the consolidated statements of operations and comprehensive loss. The tax effect has not been material to date.

Income Taxes

Due to its status as a limited liability company, all income and expenses generated in the United States is reported on the personal income tax returns of the Company’s equity owners. However, the Company’s foreign subsidiaries incur income taxes on earnings generated in certain foreign markets. The Company accounts for foreign income taxes using the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the differences between the financial statement assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the probability of realizing the future benefits of its deferred tax assets and provides a valuation allowance for the portion of any deferred tax assets where the likelihood of realizing an income tax benefit in the future does not meet the “more-likely-than-not” criteria for recognition.

9

Ariix, LLC

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

Recently Adopted Standards. The following recently issued accounting standards were adopted by the Company beginning in Fiscal Year 2018:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition standards under U.S. GAAP. The new standard provides a five-step process for recognizing revenue that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected to early adopt this ASU using the full retrospective method effective at the beginning of Fiscal Year 2018. The impact of adoption of this ASU was immaterial and, accordingly, there were no changes to the consolidated financial statements of previous fiscal years.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows – Restricted Cash, which requires entities that have restricted cash or restricted cash equivalents to reconcile the change during the period in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents in its statement of cash flows. As a result, amounts generally described as cash and restricted cash equivalents should be included with cash and cash equivalents shown on the statement of cash flows. The Company elected to early adopt this standard at the beginning of Fiscal Year 2018 using the retrospective transition method. The adoption did not result in any changes to the consolidated financial statements of previous fiscal years.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Under ASU 2017-04, goodwill impairment testing is performed by comparing the fair value of a reporting unit with the related carrying value, whereby an impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value; however, the loss recognized is not to exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects are considered, if applicable. For nonpublic entities, ASU 2017-04 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Effective at the beginning of Fiscal Year 2019, the Company early adopted this new guidance prospectively for its annual goodwill impairment testing. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Standards Required to be Adopted in Future Years. The following accounting standards are not yet effective for the Company:

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires the Company to recognize lease assets and lease liabilities on the balance sheet and also disclose key information about leasing arrangements. Early adoption is permitted, and the new standard was required to be adopted retrospectively to each prior reporting period presented upon initial adoption. However, in July 2018 the FASB issued ASU No. 2018-11 Targeted Improvements, which provides lessees the option to apply the new leasing standard to all open leases as of the adoption date by recognizing a cumulative-effect adjustment to accumulated deficit in the period of adoption without restating prior periods. The Company expects the primary impact of adopting this standard will result in the recognition of right-of-use assets and operating lease liabilities for the discounted present value of the lease commitments summarized in Note 8. The Company is still evaluating which transition approach will be implemented upon adoption of ASU 2016-02. This new standard, as amended, will be effective for the Company beginning in fiscal 2022.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for the Company beginning in fiscal 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the guidance on the impairment of financial instruments. This update adds an impairment model (known as the current expected credit losses model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. In November 2018, this guidance was amended by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses. ASU 2018-19 clarifies that operating lease receivables are not within the scope of ASC 326-20 and should instead be accounted for under the new leasing standard, ASC 842. ASU 2016-13 and ASU 2018-19 are effective for the Company beginning in the first quarter of 2023. The Company does not expect the adoption of ASU 2016-13 and ASU 2018-19 will have a material impact on its results of operations, balance sheets or financial statement disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for the Company beginning in the first quarter of 2020. The Company does not expect the adoption of ASU 2018-13 will have a material effect on its financial statement disclosures.

10

Ariix, LLC

Notes to Consolidated Financial Statements

No other recently issued accounting pronouncements are expected to have a material impact on the Company’s consolidated financial statements.

NOTE 2 — BUSINESS COMBINATIONS

Between March 2018 and November 2019, the Company entered into three acquisition agreements whereby substantially all of the employees, suppliers and customers associated with the acquired businesses transferred to the Company. Accordingly, all of these transactions were accounted for using the acquisition method of accounting based on ASC 805, Business Combinations, and using the fair value concepts set forth in ASC 820, Fair Value Measurement. No liabilities were assumed under any of the acquisitions. A common purpose of each of the three acquisitions was to expand the Company’s portfolio of products and to exploit cross selling opportunities through the combined distribution networks of the combined businesses. Goodwill of $9.3 million from the three acquisitions consists of synergies and economies of scale expected to result by combining the distribution networks and expanded product offerings. Due to the Company’s election to be taxed as a partnership for U.S. income tax purposes, none of the goodwill is deductible. Acquisition-related costs incurred for each of the three business combinations were less than $0.1 million and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income. The purchase price allocations were finalized for each of the three acquisitions in the same fiscal year that closing occurred. The key terms of each of these business combinations is discussed below.

Nucerity Business Combination

The Company completed an acquisition agreement with Nucerity Global Holding Company and three of its affiliates (collectively, “Nucerity”) on March 18, 2018 (the “Nucerity Closing Date”) for a purchase price of $7.4 million. The primary purpose of the Nucerity acquisition was to add skincare products to the Company’s portfolio of product offerings. The assets acquired from Nucerity included (i) the sales, distribution and customer network and all customer and distributor lists (the “Nucerity Network”), (ii) intellectual property, (iii) inventories, (iv) exclusive worldwide rights to manufacture, market and distribute the Nucerity products, and (v) certain equipment used in the business.

A total of $1.8 million of the purchase price was paid on or about the Nucerity Closing Date and the remaining $5.6 million was deferred consideration (“Nucerity Deferred Consideration”), which was payable based on 2.5% of post-closing sales up to $32.0 million annually related to the Nucerity Network. For annual post-closing sales in excess of $32.0 million, the obligation to pay Nucerity Deferred Consideration increases to 3.5% of sales. The Company imputed interest at 4.5% on the $5.6 million of Nucerity Deferred Consideration, resulting in an initial carrying value of $5.3 million on the Nucerity Closing Date. Due to the relatively short period of time over which the Nucerity Deferred Consideration was paid out, the fair value and carrying value were approximately the same on the Nucerity Closing Date.

LIMU Business Combination

The Company completed an acquisition agreement with The LIMU Company, LLC (“LIMU”) that provided for a purchase price of $8.0 million. The closing date occurred on May 31, 2019 (the “LIMU Closing Date”). The primary purpose of the LIMU acquisition was to add LIMU’s nutritional beverage products to the Company’s portfolio of product offerings. The assets acquired included (i) the sales, distribution and customer network and all customer and distributor lists (the “LIMU Network”), (ii) intellectual property, (iii) inventories, (iii) exclusive worldwide rights to manufacture, market and distribute the Nucerity products, and (iv) certain equipment used in the business.

The Company paid $3.0 million of the purchase price on the LIMU Closing Date. The remaining $5.0 million is deferred consideration payable at 5.0% of monthly post-closing sales related to the LIMU Network (the “LIMU Deferred Consideration”). The LIMU Deferred Consideration is collateralized and subject to a security agreement until the entire amount is paid in full. The Company imputed interest at 4.5% on the $5.0 million of LIMU Deferred Consideration which resulted in an initial carrying value of $4.2 million. The Company expects to pay the full obligation based on current sales trends.

Zennoa Business Combination

The Company completed an acquisition agreement with Zennoa, LLC (“Zennoa”) on November 27, 2019 (the “Zennoa Closing Date”), that provided for a fixed purchase price of $2.25 million (the “Fixed Payments”) plus deferred installment payments of $2.5 million (the “Deferred Payments”) for a total of $4.75 million. In addition, the Company is obligated to make Growth Incentive Payments (“GI Payments”) after the stated purchase price of $4.75 million is paid in full. The primary purpose of the Zennoa acquisition was to add supplements and healthy beverages to the Company’s portfolio of product offerings. The assets acquired from Zennoa include (i) the worldwide sales, distribution and customer network and all customer and distributor lists (the “Zennoa Network”), (ii) intellectual property, (iii) inventories, (iv) exclusive worldwide rights to manufacture, market and distribute the Zennoa products, and (v) certain equipment used in the business.

11

Ariix, LLC

Notes to Consolidated Financial Statements

The Company paid $0.8 million of the Fixed Payments on the Zennoa Closing Date leaving a remaining balance of $1.45 million that was payable for $0.6 million in June 2020, $0.5 million in December 2020, and $350,000 in May 2021. The Company did not impute interest on the unpaid portion of the Fixed Payments since the impact was immaterial.

Beginning in December 2020, the Deferred Payments up to an aggregate of $2.5 million are payable based on annualized sales from the Zennoa network for the latest completed month (the “Zennoa Sales Metric”). The Deferred Installments are computed using a variable percentage of the prior month’s sales whereby (i) no amounts are payable if the Zennoa Sales Metric is less than $6.0 million, (ii) 3% of monthly sales is payable if the Zennoa Sales Metric is between $6.0 million and $13.0 million, (iii) 4% of monthly sales is payable if the Zennoa Sales Metric is between $13.0 million and $15.0 million, and (iv) 5% of monthly sales is payable if the Zennoa Sales Metric is in excess of $15.0 million. The Company imputed interest at 3.9% on the $2.5 million of Zennoa Deferred Payments, which resulted in an initial carrying value of $2.1 million. The Company expects to pay the full obligation based on current sales trends.

Beginning at such time that the Fixed Payments and the Deferred Payments are paid in full and continuing through November 2026, the Company is obligated to begin making GI Payments. The amount of GI Payments due for each month is based on varying percentages starting at 2.0% if the Zennoa Sales Metric is at least $25.0 million, up to a maximum of 3.0% if the Zennoa Sales Metric is $45.0 million or higher. The Company determined that the probability of the Zennoa Sales Metric exceeding $25.0 million is remote and, accordingly, the Company did not recognize any carrying value for the obligation to make GI Payments.

Summary of Purchase Consideration

Presented below is a summary of the total purchase consideration for each of these business combinations (in thousands):

						Fiscal Year
	Fiscal Year 2019					2018
	LIMU		Zennoa		Total	Nucerity

Cash paid to former owners on or about closing dates	$3,000		$800		$3,800	$1,800
Business combination liabilities:
Zennoa Fixed Payments	-		1,450	(1)	1,450	-
Deferred consideration payable:
Undiscounted amounts	5,000		2,500		7,500	5,600
Discount for imputed interest	(783	)(2)	(435	)(2)	(1,218)	(287	)(2)
Net carrying value on closing date	4,217		2,065		6,282	5,313

Total purchase consideration	$7,217		$4,315		$11,532	$7,113

(1)	The obligation to make Zennoa Fixed Payments does not provide a stated rate of interest. A discount for imputed interest was not recognized since the amount was not material.
(2)	The initial carrying value of obligations to pay deferred consideration was determined based on sales projections for the respective sales and distribution network of each acquired business. Interest was imputed on these obligations using interest rates ranging from 3.9% to 4.5% for the period from the closing dates until the estimated payment dates. The resulting discount is being accreted using the effective interest method.

12

Ariix, LLC

Notes to Consolidated Financial Statements

Purchase Price Allocations

Presented below is a summary of the purchase price allocations for these business combinations (in thousands):

						Fiscal Year
	Fiscal Year 2019					2018
	LIMU		Zennoa		Total	Nucerity

Identifiable assets acquired:
Inventories	$932	(1)	$160	(1)	$1,092	$1,338	(1)
Intangible assets:
Sales and distribution networks	2,354	(2)	1,827	(2)	4,181	1,492	(2)
Brand and trade names	250	(2)	305	(2)	555	304	(2)
Property and equipment	119		221		340	11

Total identifiable assets acquired	3,655		2,513		6,168	3,145
Goodwill	3,562	(3)	1,802	(3)	5,364	3,968	(3)
Total purchase consideration	$7,217		$4,315		$11,532	$7,113

(1)	The fair value of inventories was determined using both the “cost approach” and the “market approach”.
(2)	The fair value of identifiable intangible assets was determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset.
(3)	Goodwill is recognized for the difference between the total purchase consideration transferred to consummate the acquisitions and the fair value of the net identifiable assets acquired.

Business Combination Obligations

Presented below is a summary of activity related to business combination obligations incurred in connection with the acquired businesses for Fiscal Year 2018 and Fiscal Year 2019 (in thousands):

	Summary of Business Combination Obligations
	Zennoa Fixed	Deferred Consideration Payable
Fiscal Year 2018:	Payments	LIMU	Zennoa	Nucerity	Total

Balances, December 29, 2017	$-	$-	$-	$-	$-
Obligations incurred, net of discount (1)	-	-	-	5,313	5,313
Cash payments	-	-	-	(1,282)	(1,282)
Balances, December 28, 2018	-	-	-	4,031	4,031
Less current portion (3)	-	-	-	3,944	3,944

Long-term portion	$-	$-	$-	$87	$87

Fiscal Year 2019:
Balances, December 28, 2018	$-	$-	$-	$4,031	$4,031
Obligations incurred, net of discount (1)	1,450	4,217	2,065	-	7,732
Accretion of discount (2)	-	128	-	200	328
Cash payments	-	(334)	-	(4,231)	(4,565)
Balances, January 3, 2020	1,450	4,011	2,065	-	7,526
Less current portion (3)	1,100	480	30	-	1,610

Long-term portion	$350	$3,531	$2,035	$-	$5,916

(1)	The initial carrying value of the Zennoa Fixed Payments and deferred consideration payable to the former owners was determined as discussed under Summary of Purchase Consideration above.
(2)	As discussed above, interest is being accreted on these obligations using rates ranging from 3.9% to 4.5% for the period from the closing dates until the estimated payment dates. This discount is being accreted using the effective interest method. Accretion of discount is included in interest expense in the accompanying consolidated statement of operations and comprehensive income.
(3)	The current portion of business combination liabilities is determined based on the scheduled maturity dates for the Zennoa Fixed Payments and based on the applicable percentages applied to sales projections for the respective sales and distribution network of each acquired business.

13

Ariix, LLC

Notes to Consolidated Financial Statements

Future Maturities of Business Combination Obligations

At the end of Fiscal Year 2019, the estimated future payments, net of discount, for business combination obligations were as follows:

	Zennoa Fixed	Deferred
Years Ending December 31,	Payments	Consideration	Total

2020	$1,100	$510	$1,610
2021	350	840	1,190
2022	-	840	840
2023	-	840	840
2024	-	840	840
After 2024	-	2,206	2,206

Total	$1,450	$6,076	$7,526

NOTE 3 — OTHER FINANCIAL INFORMATION

Inventories

At the end of Fiscal Year 2019 and Fiscal Year 2018, inventories consisted of the following (in thousands):

	2019	2018

Raw materials	$2,584	$2,375
Finished goods, net	12,893	14,128
Total inventories	$15,477	$16,503

Property and Equipment

At the end of Fiscal Year 2019 and Fiscal Year 2018, property and equipment consisted of the following (in thousands):

	2019	2018

Computer equipment	$2,232	$1,293
Leasehold improvements	1,556	1,553
Office furniture and equipment	455	1,043
Total property and equipment	4,243	3,889
Less accumulated depreciation	(3,269)	(3,041)

Property and equipment, net	$974	$848

14

Ariix, LLC

Notes to Consolidated Financial Statements

Other Accrued Liabilities

At the end of Fiscal Year 2019 and Fiscal Year 2018, other accrued liabilities consisted of the following (in thousands):

	2019	2018

Accrued commissions	$14,800	$14,666
AOR payables	3,655	2,769
Accrued compensation and benefits	2,415	2,499
Accrued inventory purchases	1,292	1,879
Provision for sales returns	1,250	1,543
Foreign income taxes payable	1,111	428
Accrued sales taxes	1,092	1,834
Other accrued liabilities	2,476	3,538

Total accrued liabilities	$28,091	$29,156

Shipping and Handling Costs

For Fiscal Year 2019 and Fiscal Year 2018, shipping and handling fees are included in net revenue and amounted to $11.2 million and $10.5 million, respectively. Shipping and handling expenses are reported as a component of costs of goods sold.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expense in the accompanying consolidated statements of operations and comprehensive income. Advertising expense totaled $2.6 million and $1.7 million for Fiscal Year 2019 and Fiscal Year 2018, respectively.

Depreciation and Amortization Expense

Depreciation expense related to property and equipment and amortization expense related to identifiable intangible assets is as follows for Fiscal Year 2019 and Fiscal Year 2018 (in thousands):

	2019	2018

Depreciation of property and equipment	$488	$470
Amortization of identifiable intangible assets	580	406

Total	$1,068	$876

NOTE 4 — INTANGIBLE ASSETS

Goodwill

At the end of Fiscal Year 2019 and Fiscal Year 2018, goodwill consists of the following by reporting unit (in thousands):

Reporting Unit	2019	2018

Nucerity	$3,968	$3,968
LIMU	3,562	-
Zennoa	1,802	-

Total goodwill	$9,332	$3,968

15

Ariix, LLC

Notes to Consolidated Financial Statements

Identifiable Intangible Assets

At the end of Fiscal Year 2019 and Fiscal Year 2018, identifiable intangible assets consist of the following (in thousands):

	End of Fiscal Year 2019			End of Fiscal Year 2018
		Accumulated	Net Book		Accumulated	Net Book
Identifiable Intangible Asset	Cost	Amortization	Value	Cost	Amortization	Value

Sales and distribution networks	$5,673	$(420)	$5,253	$1,492	$(118)	$1,374
Internal use software	1,701	(798)	903	1,572	(667)	905
Brand and trade names	859	(71)	788	304	(24)	280

Total identifiable intangible assets	$8,233	$(1,289)	$6,944	$3,368	$(809)	$2,559

Assuming no future impairments or disposals, amortization expense for the above intangible assets is set forth below (in thousands):

Year Ending December 31,

2020	$1,259
2021	879
2022	724
2023	653
2024	653
Thereafter	2,776

Total	$6,944

NOTE 5 — NOTES PAYABLE TO MEMBERS

At the end of Fiscal Year 2019 and Fiscal Year 2018, notes payable to Members consisted of the following (in thousands):

	End of Fiscal Year
	2019		2018

Notes payable to members:
Unsecured note payable, interest at 12.0%, due December 2020, at option of holder the note may be renewed until December 2021	$1,000		$1,000
12.5% Note	-	(1)	1,000	(1)

Total	1,000		2,000
Less current maturities	(1,000)		(1,000)

Long-term debt, less current maturities	$-		$1,000

(1)	As of December 27, 2017, the Company had an unsecured note payable to an individual that was also an IPC of the Company for $6.0 million that provided for interest at 12.5% per annum (the “12.5% Note”). In September 2018, the Company paid approximately $0.7 million of accrued interest to the individual holder of the 12.5% Note. In September 2018, certain Members of the Company agreed to exchange a portion of their Member interests in the Company for the entire 12.5% Note with an outstanding balance of $6.0 million. Concurrently with the transfer of the 12.5% Note, the Company repaid $5.0 million of principal balance to the Members that acquired the note, and the remaining $1.0 million of principal was repaid to the Members in Fiscal Year 2019.

16

Ariix, LLC

Notes to Consolidated Financial Statements

NOTE 6 — MEMBERS’ EQUITY

The Company has two managers, Jeffrey Yates and Riley Timmer (the “Managers”). The Managers are authorized to acquire property, incur debt, enter into banking relationships and settle claims up to $1.0 million dollars without obtaining the consent of the Members. The amended and restated operating agreement provides for the designation of Members and Economic Interest Owners (collectively, “Equity Owners”) that share in profits, losses and distributions. The Company has six Members with aggregate equity ownership of 95% and full voting rights, and five Economic Interest Owners that are not entitled to voting rights and that have aggregate equity ownership of 5%. Profits and losses are generally allocated among the Equity Owners in accordance with their respective equity ownership percentages.

NOTE 7 — INCOME TAXES

For U.S. federal income tax purposes, the Company has elected to be taxed as a partnership under the provisions of Subchapter K of the Internal Revenue Code. This election was in effect from the Company’s inception on January 4, 2011 through March 12, 2020 when it terminated as discussed further in Note 11. Accordingly, for Fiscal Year 2019 and Fiscal Year 2018 the Company was not liable for U.S. federal and state income taxes. For Fiscal Year 2019 and Fiscal Year 2018, the Company’s taxable income in the U.S. was allocated to its Members who were responsible for paying the tax on such income. The Company was also subject to certain state franchise and related taxes that to date have been insignificant.

The difference between the income tax expense reported and amounts computed by applying the statutory federal rate applicable to corporations of 21% to pretax income for Fiscal Year 2019 and Fiscal Year 2018 primarily relates to domestic operations that were not subject to income tax due to the Company’s election to be taxed as a partnership, taxes required in foreign jurisdictions that are levied on localized income at different statutory rates, and valuation allowances recorded on tax benefits from operating losses in foreign jurisdictions.

The Company has numerous foreign subsidiaries that are subject to the statutory income tax in their respective tax jurisdictions. For Fiscal Year 2019 and Fiscal Year 2018, domestic and foreign income (loss) before income tax expense are as follows (in thousands):

	Fiscal Year
	2019	2018

Domestic	$18,072	$16,719
Foreign	(3,635)	(4,985)

Income before income taxes	$14,437	$11,734

The Company’s foreign losses before income taxes are primarily due to losses incurred in China. These losses are attributable to personnel and facilities costs that support selling activities in China. However, since the products are shipped from the United States the revenue is reported as ecommerce sales attributable to the United States.

Foreign income tax expense includes foreign withholding tax expense associated with intercompany dividend and royalty payments made to the U.S. parent company. Foreign withholding tax expense of $0.3 million was incurred for the Fiscal Year 2019. For Fiscal Year 2019 and Fiscal Year 2018, the Company recognized income tax benefit (expense) as follows (in thousands):

	Fiscal Year
	2019	2018

Foreign current income tax expense	$(1,629)	$(603)
Foreign deferred income tax benefit (expense)	15	(83)

Total income tax expense	$(1,614)	$(686)

17

Ariix, LLC

Notes to Consolidated Financial Statements

Deferred Income Tax Assets and Liabilities

At the end of Fiscal Year 2019 and Fiscal Year 2018, the income tax effects of temporary differences that gave rise to significant foreign deferred income tax assets and liabilities are as follows (in thousands):

	End of Fiscal Year
	2019	2018
Foreign deferred income tax assets:
Net operating loss carryforwards	$7,206	$5,750
Valuation allowance	(7,035)	(5,744)
Net deferred income tax assets	171	6

Deferred income tax liabilities- property and equipment	(167)	(17)

Net deferred income tax asset (liability)	$4	$(11)

The net deferred tax asset shown above is included in deposits and other assets, and the net deferred tax liability is included in other long-term liabilities in the accompanying consolidated balance sheets as of the end of Fiscal Year 2019 and Fiscal Year 2018, respectively.

Other Income Tax Matters

Through Fiscal Year 2019, the Company has incurred operating losses in certain foreign jurisdictions that resulted in deferred tax assets for net operating loss carryforwards that may be utilized to offset any taxable income realized in future periods. The Company has recognized a valuation allowance for substantially all of such net deferred income tax assets since management cannot conclude that it is “more likely than not” that the related income tax benefits will be realized. The valuation allowance increased by $1.3 million and $2.3 million for Fiscal Year 2019 and Fiscal Year 2018, respectively. As of the end of Fiscal Year 2019, the Company had net operating loss carryforwards for foreign income tax purposes of approximately $39.4 million. If not utilized sooner, the net operating loss carryforwards will begin to expire in 2024. However, in certain jurisdictions, net operating loss carryforwards for an aggregate of approximately $26.0 million have no expiration dates. The company does not expect to utilize these loss carryforwards and has recognized a full valuation allowance for them.

At the end of Fiscal Year 2019 and Fiscal Year 2018, the Company did not have any uncertain tax positions and associated unrecognized benefits that would materially impact the consolidated financial statements or related disclosures. The Company does not anticipate that unrecognized tax benefits will significantly change within the next twelve months. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company or its Members will not be subject to additional tax, penalties, and interest. Generally, the Company’s tax returns remain open for three years for U.S. federal and state income tax examination. For interest and penalties incurred, the Company recognizes them as a component of income tax expense.

18

Ariix, LLC

Notes to Consolidated Financial Statements

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office, storage and warehouse space in domestic and foreign regions under non-cancelable operating leases. These lease agreements expire between December 2020 and June 2025 and generally require the Company to pay executory costs such as real estate taxes, insurance and maintenance costs. Future rent payments under operating lease agreements, exclusive of executory costs, are as follows (in thousands):

Years Ending December 31,

2020	$2,827
2021	1,670
2022	599
2023	165
2024	85
Thereafter	13

Total operating lease payments	$5,359

Rent expense under operating leases, including executory costs, totaled $2.7 million and $2.2 million for Fiscal Year 2019 and Fiscal Year 2018, respectively.

Litigation, Claims and Assessments

From time to time, the Company may be a party to other litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these ordinary course matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

NOTE 9 — RELATED PARTY TRANSACTIONS

The Company had notes payable to Members of the Company of $1.0 million and $2.0 million at the end of Fiscal Year 2019 and Fiscal Year 2018, respectively. As discussed in Note 5, certain Members of the Company agreed to exchange a portion of their Member interests in the Company in September 2018 for a note payable by the Company with an outstanding balance of $6.0 million. Concurrently with the exchange, the Company made principal payments to the Members for $5.0 million and the remaining $1.0 million of principal was repaid in Fiscal Year 2019.

The Company had product purchases from an entity affiliated with certain Members of the Company of $0.4 million and $3.6 million for Fiscal Year 2019 and Fiscal Year 2018, respectively. These purchases related to a single product line and terminated during Fiscal Year 2019 after the Company began using an unaffiliated supplier in Europe. The Company engaged a second entity affiliated with certain Members of the Company to perform rework services, including relabeling, repackaging, resealing and services, of $0.3 million and $0.8 million for Fiscal Year 2019 and Fiscal Year 2018, respectively. The Company incurred $1.3 million in Fiscal Year 2019 for purchases from a third entity affiliated with certain Members of the Company to develop, print and assemble Business Orientation System (“B.O.S.”) kits that new IPCs received upon enrollment in the business.

NOTE 10 — FINANCIAL INSTRUMENTS AND SIGNIFICANT CONCENTRATIONS

Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it transacts and considers assumptions that market participants would use when pricing the asset or liability. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair measurement:

Level 1—Quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

Level 2—Other than quoted prices included in Level 1 that are observable for the asset and liability, either directly or indirectly through market collaboration, for substantially the full term of the asset or liability;

Level 3—Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

19

Ariix, LLC

Notes to Consolidated Financial Statements

At the end of Fiscal Year 2019 and Fiscal Year 2018, the fair value of the Company’s cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities approximated their carrying values due to the short-term nature of these instruments. The recorded amounts for debt payable pursuant to business combinations in Note 2 and the notes payable in Note 5 also approximated fair value due to the relatively short-term maturities and lack of changes in the Company’s credit risk.

Recurring Fair Value Measurements

Except for obligations to pay deferred consideration in business combinations as discussed in Note 2, the Company does not have any assets or other liabilities carried at fair value on a recurring basis as of the end of Fiscal Year 2019 and Fiscal Year 2018. The Company’s policy is to recognize asset or liability transfers among Level 1, Level 2 and Level 3 as of the actual date of the events or change in circumstances that caused the transfer. During Fiscal Year 2019 and Fiscal Year 2018, the Company had no transfers of its assets or liabilities between levels of the fair value hierarchy.

Significant Concentrations

The Company maintains several bank accounts at varying financial institutions. Accounts at financial institutions based in the U.S. are federally insured up to $250,000. At the end of Fiscal Year 2019, the Company had an aggregate of $6.3 million and $3.0 million with two financial institutions based in the U.S. At the end of Fiscal Year 2018, the Company had an aggregate of $7.5 million and $3.4 million with these same two financial institutions based in the U.S. At the end of each of Fiscal Year 2019 and Fiscal Year 2018, the Company had approximately $3.0 million of restricted cash with a single financial institution in China. The Company has not experienced any losses from such accounts.

The Company attributes net revenue to geographic regions based on the location of the Company’s legal entity that owns the product on the date that title passes to the customer. The following table presents net revenue from sources in the Unites States and all other countries as a group for Fiscal Year 2019 and Fiscal Year 2018 (in thousands):

	2019	2018

United States of America	$124,740	$134,461
International	98,197	82,888

Net revenue	$222,937	$217,349

The Company has foreign operations including in Taiwan, Japan, Europe, Hong Kong, Australia, South Korea, Mexico, and China, in which the functional currencies are in Taiwan Dollars, Japanese Yen, Euros, Hong Kong Dollars, Australian Dollars, South Korean Won, Mexican Pesos, and Chinese Yuan, respectively. For financial statement purposes, these currencies are converted to U.S. Dollars, which is the financial reporting presentation currency. As such, the foreign operations are subject to foreign currency translation risk.

Credit risk with respect to accounts receivable is primarily associated with the various credit card processing companies that customers utilize to make purchases of the Company’s products.

NOTE 11 — SUBSEQUENT EVENTS

The Company has performed an evaluation of its subsequent events though January 13, 2021, which is the date the consolidated financial statements were available to be issued. Presented below is a description of material subsequent events that have occurred since the end of Fiscal Year 2019.

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus known as COVID-19 was reported to have surfaced in China, and by March 2020 the spread of the virus resulted in a world-wide pandemic. By March 2020, the U.S. economy had been largely shut down by mass quarantines and government mandated stay-in-place orders (the “Orders”) to halt the spread of the virus. While these Orders were relaxed or lifted in different jurisdictions at various times during 2020, the overall impact of COVID-19 continues to have varied responses on business activities across the world. The Orders required some of the Company’s employees to work from home when possible, and other employees were entirely prevented from performing their job duties at times. The world-wide response to the pandemic has resulted in a significant downturn in economic activity and there is no assurance that government stimulus programs will successfully restore the economy to the levels that existed before the pandemic. In areas of Europe, the result of the pandemic has increased business as employees who have been furloughed or are laid off from other businesses, have been drawn to Ariix as a way to purchase quality products and earn commissions through selling. Europe has been successful in selling products over the internet or through social media which has not required face-to-face meetings. Other areas of the world have not grown as quickly as Europe and some, that rely on face-to-face selling such as China and Indonesia, have experienced a decline in sales. Overall, with a suite of products that boost immune systems, purify air quality, and other products that can be used to clean surfaces and kill bacteria and viruses, the Company continued to grow its business in 2020.

20

Ariix, LLC

Notes to Consolidated Financial Statements

NewAge Merger Agreement

Amended Merger Agreement. On September 30, 2020, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”), by and among NewAge, Inc. (the “Buyer”) and Ariel Merger Sub, LLC (“Merger Sub”), Ariel Merger Sub 2, LLC (“Merger Sub 2”), Ariix, LLC (“Ariix”), certain Members of Ariix (the “Sellers”), and the principal Member of Ariix who serves as sellers agent (the “Sellers’ Agent”), pursuant to which the Buyer agreed to acquire the Company (the “Acquisition”). The Amended Merger Agreement contains customary representations, warranties, covenants and indemnities by the parties to such agreement and is subject to customary closing conditions, including, among other things, (i) the receipt of regulatory approvals, including applicable antitrust approvals, (ii) the accuracy of the respective parties’ representations and warranties, and (iii) material compliance by the parties with their respective covenants and obligations. In addition, the Amended Merger Agreement contained certain termination rights, including by the Buyer and Company or the Sellers’ Agent in the event the closing had not occurred by November 30, 2020 (the “Outside Date”). Pursuant to the Amended Merger Agreement, on the closing date, Ariix will merge with Merger Sub, with Ariix as the surviving entity and be a wholly-owned subsidiary of the Buyer. Subsequently, Merger Sub will merge with and into Merger Sub 2 and remain a wholly-owned subsidiary of the Buyer.

On the closing date, the Buyer was required to pay the Sellers $20.0 million in cash and issue 19.0 million shares of its common stock (the “Initial Merger Consideration”). On the six-month anniversary of the Closing Date, the Buyer was required to either pay $10.0 million in cash or issue shares of its common stock with a value of $10.0 million (the “Interim Merger Consideration”). Upon receipt of approval by the stockholders of the Buyer which must be received within 14 months of the closing date, the Buyer is required to issue up to 37.1 million shares of its common stock to the Company’s Members, employees, and the Sellers’ Agent (the “Final Merger Consideration”). If the Buyer fails to obtain stockholder approval for the Final Merger Consideration at up to three stockholder meetings held for the purpose of obtaining such approval, the Buyer will be required to pay up to $163.3 million in cash, consisting of approximately $141.0 million to the Members of Ariix, $12.3 million to the Sellers’ Agent, and up to $10.0 million for severance payments. The cash payments to the Members of Ariix and the Sellers’ Agent would be payable within 90 days of the third stockholders’ meeting. The number of shares of the Buyer’s common stock issuable, or the amount of cash payable, is subject to adjustment based on the working capital of Ariix at the Closing Date. The Initial Merger Consideration, the Interim Merger Consideration and the Final Merger Consideration are collectively referred to herein as the “Merger Consideration”.

Waiver Letter. On November 16, 2020 (the “Closing Date”), the Buyer entered into a letter agreement (the “Waiver Letter”), by and among the Buyer, the Company, and the Sellers Agent. The Waiver Letter amends the Amended Merger Agreement, pursuant to which the Buyer agreed to acquire the Company, subject to the conditions and terms set forth therein (the “Disposition”). The Waiver Letter provides that the Buyer, the Sellers and the Sellers Agent waive the payment of the Merger Consideration, including the payment of certain of the Initial Merger Consideration that had been payable on the Closing Date. The Amended Merger Agreement, as revised by the Waiver Letter, is payable as follows:

● On the Closing Date, the Buyer issued an aggregate of 19.7 million shares of its common stock to certain Members.

● The Buyer agreed to pay $10.0 million to the Members within two business days of the later of (x) the date that the Company delivers audited financial statements for the last two fiscal years to the Buyer and (y) the date that the Buyer repays its credit facility.

● Within 30 days after approval by Buyer’s stockholders, the Buyer agreed to issue an aggregate of 11.7 million shares of its common stock to the Sellers Agent, certain Members, and severance compensation for certain employees of the Company.

● Within 12 months and 14 months after approval by Buyer’s stockholders, the Buyer agreed to issue 25.5 million and 2.9 million shares of its common stock, respectively.

● On the six-month anniversary of the Closing Date, the Buyer agreed to pay the Interim Merger Consideration of $10.0 million to certain Members.

21

Ariix, LLC

Notes to Consolidated Financial Statements

PPP Loan

In May 2020, the Company entered into a debt agreement with Bank of America pursuant to the Paycheck Protection Program under the CARES Act (the “PPP Loan”) in an aggregate principal amount of approximately $2.8 million. The PPP Loan bears interest at a fixed rate of approximately 1.0% per annum, with the first six months of interest deferred, has a term of two years, and is unsecured and guaranteed by the U.S. Small Business Administration (“SBA”). The Company intends to apply to the lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent and mortgage obligations, and covered utility payments incurred by the Company during the permitted period beginning on May 2, 2020, calculated in accordance with the terms of the CARES Act. The Company’s eligibility for the PPP Loan, expenditures that qualify toward forgiveness, and the final balance of the PPP Loan that may be forgiven are subject to audit and final approval by the SBA. On November 13, 2020, the Company submitted its calculations and related support whereby management expects the entire loan will be forgiven. To the extent that all or part of the PPP Loan is not forgiven, the Company will be required to pay interest at 1.0% through the maturity date in May 2022. The terms of the PPP Loan provide for customary events of default including, among other things, payment defaults, breach of representations and warranties, and insolvency events. The PPP Loan may be accelerated upon the occurrence of an event of default, including if the SBA subsequently reaches an audit determination that the Company does not meet the eligibility criteria.

The PPP Loan will be accounted for under ASC 470, Debt whereby interest expense will be accrued at the contractual rate and future debt maturities will be based on the assumption that none of the principal balance will be forgiven. Forgiveness, if any, will be recognized as a gain on extinguishment if the lender legally releases the Company based on the criteria set forth in the debt agreement and the CARES Act.

Change in Tax Status

As discussed in Note 7, the Company elected to be taxed as a partnership under the provisions of Subchapter K of the Internal Revenue Code. Accordingly, the Company was not liable for U.S. federal and state income taxes. Effective March 13, 2020, the Company rescinded its election. Accordingly, the Company will be subject to U.S. federal and state income taxes for taxable income generated beginning on March 13, 2020. Additionally, the Company became responsible for U.S. federal built-in gains to the extent applicable. As a result of the Company’s change in tax status in the U.S., as of March 13, 2020 the Company expects to report a deferred income tax asset or liability with a corresponding charge to deferred income tax benefit or expense. The Company has not completed its evaluation whereby the final impact has not been determined.

Japanese Sanction

On November 19, 2020, the Company’s subsidiary in Japan (the “Japanese Subsidiary”) received an order from the Japan Consumer Affairs Agency notifying it of a nine-month suspension for recruiting new distributors in Japan. According to the order, the Japanese Subsidiary may continue to sell products to customers through existing distributors and may continue to attract new customers. Accordingly, the Japanese Subsidiary has refocused its efforts to attract new customers by introducing new products and a new customer program. The Japanese Subsidiary has terminated non-compliant distributors whose actions led to the sanction, and many other distributors have elected to terminate their relationship with the Japanese Subsidiary. The Japanese Subsidiary intends to file a lawsuit against those distributors whose actions led to the sanction.

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